EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Current Report on Form 8-K/A of TXCO Resources Inc. of our report dated April 2, 2007, with respect to the consolidated financial statements of Output Exploration, LLC and Subsidiary for each of the three years in the period ended December 31, 2006.

/s/ UHY LLP

June 15, 2007
Houston, Texas